Exhibit 99.1

AZZ incorporated Reports Third Quarter and
Year-To-Date Financial Results of Fiscal Year 2012

For the nine months – Revenues Increase 23%, Net Income up 13%, Earnings per Share
Increased 13% and Backlog Increased 30%

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

January 6, 2012 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced unaudited financial results for the three and nine-month periods ended November 30, 2011. Revenues for the third quarter were $116.5 million compared to $102.9 million for the same quarter last year, an increase of 13 percent. Net income for the third quarter was $10 million, or $0.79 per diluted share, compared to net income of $9.7 million, or $0.77 per diluted share, in last year’s third fiscal quarter.

For the nine-month period, the Company reported revenues of $345.5 million compared to $280 million for the comparable period last year, an increase of 23 percent.  Net income for the nine months was $29.1 million, or $2.30 per diluted share, compared to $25.7 million, or $2.04 per diluted share in the comparable period of last year.

Backlog at the end of the Company’s third quarter was $132.1 million. Backlog at the end of the third quarter of FY 2011 was $101.7 million and $108.4 million at February 28, 2011.  Incoming orders for the third quarter were $125.4 million while shipments for the quarter totaled $116.5 million, resulting in a book to ship ratio of 108 percent. Based upon current customer requested delivery dates and the Company’s production schedules, 43 percent of the backlog at November 30, 2011 is expected to ship in the current fiscal year.  Of the backlog of $132.1 million, 32 percent is to be delivered outside of the U.S.

Revenues for the Electrical and Industrial Products Segment for the third quarter of Fiscal 2012 were $43.8 million as compared to $41.1 million for the same quarter last year, an increase of 7 percent.  Operating income for the segment decreased 8 percent to $5.7 million compared to $6.2 million in the same period last year.  Operating margins for the third quarter were 13 percent as compared to 15 percent in the prior year period.    For the first nine months of Fiscal 2012, revenues increased 15 percent to $136.5 million and operating income decreased 10 percent to $18.2 million compared to $119 million and $20.3 million respectively, for the first nine months of the prior year.  Operating margin for the first nine months was 13 percent as compared to 17 percent in the prior year period.

Revenues for the Company’s Galvanizing Service Segment for the third quarter were $72.6 million, compared to the $61.8 million in the same period last year, an increase of 17 percent.    Operating income was $18.6 million as compared to $15.4 million in the prior period, an increase of 20 percent. Tonnage shipped increased 18 percent when compared to the prior period. Operating margins for the third quarter were 25.5 percent, compared to 25 percent in the same period last year. For the nine months of Fiscal 2012, revenues increased 30 percent to $209 million and operating income increased 30 percent to $54.4 million compared to $161 million and $42.1 million respectively, for the first nine months of the prior year.  Operating margins were 26 percent compared to 26 percent in the prior period.  The contribution for the first nine months of fiscal 2012 from the acquisition of North American Galvanizing was $60.7 million in revenues and $13.5 million in operating income, compared to $33.4 million and $8.0 million, respectively, in the prior year.

AZZ Third Quarter – Fiscal Year 2012
January 6, 2012

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “We are pleased with the results of the third quarter of fiscal 2012 for both segments of the Company.  The quarter and first nine months positively reflect effective identification and execution of our opportunities in a market environment of continued economic and regulatory uncertainty, combined with lingering pricing pressures.  We achieved another quarter of backlog growth and are extremely pleased with both the volume and operating margins of the Galvanizing Services Segment.  We continue our efforts to identity product and market expansion opportunities to further enhance our strategic position that will supplement our organic growth.”

Based upon the evaluation of information currently available to management, we are revising our Fiscal Year 2012 guidance for revenues to be in the range of $465 million to $475 million and for earnings to be within the range of $3.00 to $3.15 per diluted share.  Previously our guidance was for revenues to be in the range of $450 to $475 million and for earnings to be within the range of $2.90 to $3.10.  Our guidance does include the increased interest expense in Fiscal 2012 of $0.34 per diluted share associated with the $125 million of Senior Private Placement Notes issued on January 20, 2011.

AZZ incorporated will conduct a conference call to discuss financial results for the third quarter of Fiscal Year 2012 at 11:00 A.M. EST on Friday, January 6, 2012.  Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 (international). The call will be web cast via the Internet at www.azz.com/azzinvest.htm.   A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #10007561, or for 30 days at www.azz.com/azzinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2011 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

---Financial tables on the following page---

AZZ Third Quarter – Fiscal Year 2012
January 6, 2012

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	November 30, 2011	November 30, 2010	November 30, 2011	November 30, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$116,493	$102,898	$345,487	$279,963
Costs and Expenses:
Cost of Sales	85,686	75,253	253,231	199,702
Selling, General and Administrative	11,320	10,918	36,110	35,423
Interest Expense	3,519	1,787	10,453	5,246
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(7)	7	164	(50)
Other (Income)	(193)	(257)	(1,225)	(1,017)
	$100,325	$87,708	$298,733	$239,304

Income before income taxes	16,168	15,190	46,754	$40,659
Income Tax Expense	6,147	5,472	17,662	14,921
Net income	$10,021	$9,718	$29,092	$25,738
Net income per share
Basic	$0.80	$0.78	$2.32	$2.07
Diluted	$0.79	$0.77	$2.30	$2.04
Diluted average shares outstanding	12,687	12,622	12,670	12,590

Segment Reporting
(in thousands)

	Three Months Ended		Nine Months Ended
	November 30, 2011	November 30, 2010	November 30, 2011	November 30, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$43,849	$41,051	$136,518	$118,980
Galvanizing Services	72,644	61,847	208,969	160,983
	$116,493	$102,898	$345,487	$279,963

Segment Operating Income (a):
Electrical and Industrial Products	$5,719	$6,185	$18,214	$20,333
Galvanizing Services	18,555	15,421	54,431	42,135
Total Segment Operating Income	$24,274	$21,606	$72,645	$62,468

AZZ Third Quarter – Fiscal Year 2012
January 6, 2012

Condensed Consolidated Balance Sheet
(in thousands)

	November 30, 2011	February 28, 2011
	(unaudited)	(audited)

Assets:
Current assets	$313,019	$284,019
Net property, plant and equipment	$127,091	$125,362
Other assets, net	$153,556	$157,144
Total assets	$593,666	$566,525

Liabilities and shareholders’ equity:
Current liabilities	$74,876	$58,186
Long term debt due after one year	$210,714	$225,000
Other liabilities	$30,171	$27,321
Shareholders’ equity	$277,905	$256,018
Total liabilities and shareholders’ equity	$593,666	$566,525

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Nine Months Ended
	November 30, 2011	November 30, 2010
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$46,832	$25,528
Net cash provided by (used in) investing activities	$(16,070)	$(114,883)
Net cash provided by (used in) financing activities	$(9,221)	$(14,552)
Effect of exchange rate changes on cash	$168	$(47)
Net increase (decrease) in cash and cash equivalents	$21,709	$(103,954)
Cash and cash equivalents at beginning of period	$138,390	$110,607
Cash and cash equivalents at end of period	$160,099	$6,653

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